Exhibit 99.1

For investor information contact:

Heidi Flannery, Investor Relations

(510) 743-1718

investor@volterra.com

Volterra Announces Favorable Rulings: Court Determines that Infineon Infringed

Volterra Patents, and Jury Unanimously Upholds Validity of Volterra Patents

FREMONT, Calif., May 25, 2011 — Volterra Semiconductor Corporation (Nasdaq:VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced recent favorable rulings in its patent infringement lawsuit against Infineon Technologies AG and its subsidiaries Infineon Technologies N.A. and Primarion, Inc. (“Infineon”).

On May 23, 2011, the United States District Court granted pre-verdict motions for judgment as a matter of law in favor of Volterra and dismissed all remaining claims of invalidity as to Volterra’s U.S. Patent No. 6,278,264 (the ‘264 patent) and several of the asserted claims of Volterra’s U.S. Patent No. 6,462,522 (the ‘522 patent). Defendants’ remaining claims of invalidity as to Volterra’s ‘522 patent were then submitted to the jury.

On May 24, 2011, the jury returned its unanimous verdict determining that all of the remaining asserted claims of Volterra’s ‘522 patent were valid and not obvious.

As a result of earlier rulings by the Court and stipulations by the defendants in the litigation, it has been determined that Infineon’s flip chip integrated power stage products, PX 4640, PX 4642, PX 4650 and PX 4652 infringed all of the asserted claims of Volterra’s ‘264 and ‘522 patents.

“We are quite pleased with the court’s rulings and the jury’s unanimous verdict,” said Jeff Staszak, President and CEO of Volterra Semiconductor. “These results bolster Volterra’s intellectual property and competitive position in the market.”

In the next phase of the litigation, Volterra intends to pursue its claims for damages based on Infineon’s infringement of these Volterra patents. Infineon has announced that it shall appeal these rulings, and it is anticipated that the parties shall submit further post trial motions.

Background on the Litigation

In November 2008, Volterra sued Infineon Technologies AG and its subsidiaries Infineon Technologies N.A. and Primarion, Inc. in the United States District Court for the Northern District of California for infringement of five Volterra patents, including the ‘264 and ‘522 patents. The U.S. Patent and Trademark Office recently reexamined all of these Volterra patents and made determinations reaffirming their validity.

In response to Volterra’s original lawsuit, Infineon has filed counterclaims and a countersuit, which Volterra believes are without merit. Infineon’s countersuit against Volterra has been suspended by the Delaware court pending resolution of Volterra’s lawsuit against Infineon in California.

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.

Forward-Looking Statements:

This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.